                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) ANDAMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                  NANOGEN, INC.
                                (Name of issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of class of securities)

                                   630075 10 9
                                 (CUSIP number)

                                 APRIL 17, 1998
             (Date of Event Which Requires Filing of this Statement)



               Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [X]    Rule 13d-1(c)

               [ ]    Rule 13d-1(d)



                               Page 1 of 5 Pages

     CUSIP No. 630075 10 9                    13G                      Page 2 of 5 Pages
--------------------------------                                 -------------------------------


--------- --------------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Becton, Dickinson and Company
--------- --------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                         (a)  [ ]
          (SEE INSTRUCTIONS)
          Not Applicable                                                         (b)  [ ]
--------- --------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- --------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION:
          New Jersey
----------------------- ----- ------------------------------------------------------------------
NUMBER OF SHARES         5    SOLE VOTING POWER:
BENEFICIALLY                  1,212,120
OWNED BY EACH           ----- ------------------------------------------------------------------
REPORTING                6    SHARED VOTING POWER:
PERSON WITH                   Not Applicable
                        ----- ------------------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER:
                              1,212,120
                        ----- ------------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER:
                              Not Applicable
--------- --------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON
          1,212,120
--------- --------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                                [ ]
          EXCLUDES CERTAIN SHARES
--------- --------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
          6.44%
--------- --------------------------------------------------------------------------------------
   12     TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
          CO
--------- --------------------------------------------------------------------------------------

ITEM 1(A).     Name of Issuer:

                      Nanogen, Inc.

ITEM 1(B).     Address of Issuer's Principal Executive offices:

                      10398 Pacific Center Court
                      San Diego, California 92121

ITEM 2(A).     Name of Person Filing:

                      Becton, Dickinson and Company

ITEM 2(B).     Address of Principal Business Office:

                      1 Becton Drive
                      Franklin Lakes, New Jersey 07417-1880

ITEM 2(C).     Citizenship:

                      New Jersey

ITEM 2(D).     Title of Class of Securities:

                      Common Stock

ITEM 2(E).     CUSIP Number:

                      The CUSIP number for the Common Stock is 630075 10 9.

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [ ]    Broker or dealer registered under Section 15 of the Exchange Act.
               (b) [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.
               (c) [ ]    Insurance company as defined in Section 3(a)(19) of the Exchange
                          Act.
               (d) [ ]    Investment company registered under Section 8 of the
                          Investment Company Act.
               (e) [ ]    An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
               (f) [ ]    An employee benefit plan or endowment
                          fund in accordance with Rule
                          13d-1(b)(1)(ii)(F);
               (g) [ ]    A parent holding company or control person in accordance with Rule
                          13d-1(b)(1)(ii)(G);
               (h) [ ]    A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;
               (i) [ ]    A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the
                          Investment Company Act;
               (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]



                                Page 3 of 5 Pages

ITEM 4.        Ownership

               (a)    Amount Beneficially Owned:  1,212,120 shares of Common Stock.

               (b)    Percent of Class:  6.44%

               (c)    Number of Shares as to which such person has:

                      (i)    sole power to vote or to direct the vote:  1,212,120.

                      (ii)   shared power to vote or to direct the vote:

                      (iii) sole power to dispose or to direct the disposition of: 1,212,120.

                      (iv)   shared power to dispose or to direct the disposition of:

ITEM 5.        Ownership of Five Percent or less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not Applicable.

ITEM 8.        Identification and Classification of Members of the Group:

               Not Applicable.

ITEM 9.        Notice of Dissolution of Group:

               Not Applicable.

ITEM 10.       Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 4 of 5 Pages

                                    SIGNATURE



        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 1998



                                        /S/   Bridget M. Healy
                                        -----------------------------------
                                        Bridget M. Healy
                                        Vice President and Secretary
                                        Becton, Dickinson and Company


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